UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 5, 2017

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 5, 2017, Rexford Industrial Realty, Inc. (the "Company") through its operating partnership, Rexford Industrial Realty, L.P., entered into an agreement (the “Agreement”) with an unaffiliated third-party seller (the “Seller”) to acquire an industrial park with six buildings comprising approximately 1.2 million rentable square feet located within our South Bay submarket (the “Industrial Park”). The purchase price of the Industrial Park is $210.5 million, exclusive of closing costs. The Company expects to fund the acquisition through a combination of available cash on hand, by drawing on the Company's unsecured revolving credit facility and, subject to market conditions, proceeds from long-term unsecured debt financing.
The Company made a deposit of $6.0 million upon entering into the Agreement. On July 10, 2017, the due diligence period expired and the Company waived all due diligence contingencies, making the deposit non-refundable, except in the case of a Seller default or failure to satisfy closing conditions. The acquisition is expected to close in July 2017, subject to the satisfaction of customary closing requirements and conditions. However, there can be no assurance that the acquisition will close within the expected timeframe or at all.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.
July 11, 2017	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)

Rexford Industrial Realty, Inc.
July 11, 2017	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)